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December 16, 2005

MobileMail (US) Inc.
Suite 5.15, 130 Shaftesbury Avenue
London, England W1D 5EU

Attention: Gary Flint, President

Re:	MobileMail (US) Inc. Registration Statement on Form SB-2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our reports dated October 28, 2005, except as to note 12 which is at November 30, 2005, and November 4, 2005, except as to Note 8 which is as at November 30, 2005, in respect of the following financial statements, in the registration statement to be filed by MobileMail (US) Inc. (the “Company”) with the United States Securities and Exchange Commission (the “Form SB-2”) to register 10,268,600 shares of common stock of the Company for resale by certain selling stockholders:

  the interim balance sheet of Maxtor Holdings Inc. as at July 31, 2005, and the related interim statements of changes in stockholders’ equity, operations and cash flows for the period from incorporation (April 1, 2005) to July 31, 2005; and

  the consolidated balance sheets of Company as at September 30, 2005 and 2004 and the related consolidated statements of changes in stockholders’ deficiency, operations and cash flows for each of the years ended September 30, 2005 and 2004 and for each of the periods from incorporation (August 21, 2003) to September 30, 2005 and 2004.

We also consent to the reference to us under the caption “Experts” in the Form SB-2.

Very truly yours,

“Staley, Okada & Partners”

Staley, Okada & Partners
CHARTERED ACCOUNTANTS